Misonix Contact:	Investor Relations Contact:
Richard Zaremba	Joe Diaz, Lytham Partners
631 694 9555	602 889 9700
invest@misonix.com	mson@lythampartners.com

Misonix Reports Double Digit Revenue Increases for the Three Months and Nine Months Ended March 31, 2012

FARMINGDALE, NY – May 9, 2012 – Misonix, Inc. (NASDAQ: MSON), a surgical device company that designs, manufactures and markets innovative therapeutic ultrasonic products worldwide for spine surgery, cranial maxillo – facial surgery, neurosurgery, wound debridement, cosmetic surgery, laparoscopic surgery and other surgical applications, today reported financial results for the third fiscal quarter and the nine months ending March 31, 2012.

Highlights for the quarter and the nine month period include:

•	Sales for the third quarter of fiscal 2012 increased 14.5% to $3.6 million compared to $3.1 million in the comparable quarter of fiscal 2011. For the nine month period, revenues increased 20.6% compared to the nine months ending March 31, 2011.

•	Gross margin increased 300 basis points to 58.7% for the three months ended March 31, 2012 versus March 31, 2011. For the nine month period, gross margin increased 180 basis points to 59.3%.

•	BoneScalpel™ revenues increased 124% for the third quarter versus the prior year three month period. For the nine month period, BoneScalpel revenues increased 96.8% versus the comparable period last year.

•	SonaStar™ revenues increased 30.8% for the third quarter versus the comparable quarter of fiscal 2011. SonaStar revenues increased 55.7% for the nine month period versus the comparable period last year.

•	Net loss for the quarter improved to $(214,625) compared to a $(531,478) net loss in the third quarter of 2011. For the nine months, the Company reported a net loss of $(78,488) compared to a net loss of $(2.1 million).

Q3 2012 Financial Results:

For the third quarter of fiscal 2012, revenues increased 14% to $3.6 million compared to $3.1 million for the three months ended March 31, 2011. BoneScalpel revenues for the quarter increased 124% to $1.25 million compared to $0.6 million in the comparable quarter of fiscal 2011. SonaStar revenues increased 30.8% to $1.52 million compared to $1.16 million in the third quarter last year.

Gross margin increased to 58.7% for the third quarter of fiscal 2012 from 55.7% for the nine months ended March 31, 2011. Operating expenses for the third fiscal quarter increased 11%, primarily attributable to continued expansion of the Company’s in house sales force, commissions on expanded product sales and increased advertising and depreciation expense due to increased rented/leased/no-cap units in the field.

The financial results for the third quarter included net income from discontinued operations of $61,789, or $0.01 per fully diluted share – adjusted for taxes - related to the sale of the Company’s Laboratory and Forensic Safety Products Business.

For the third quarter of fiscal year 2012, the Company reported a net loss of $(214,625), or $(0.03) per diluted share, compared to a net loss of $(531,748), or $(0.08) per diluted share, in the third quarter of fiscal 2011.

Nine Months 2012 Financial Results:

Net sales increased 20.6% to $10.4 million for the nine months ended March 31, 2012 from $8.6 million in the nine months ended March 31, 2011. BoneScalpel revenues for the nine months increased 96.8% to $3.1 million compared to $1.6 million in the comparable quarter of fiscal 2011. SonaStar revenues increased 55.7% to $4.1 million compared to $2.7 million in the nine month period of the prior year.

Gross margin increased to 59.3% for the nine months ended March 31, 2012 from 57.5% for the comparable nine months of fiscal 2011. Operating expenses for the nine month period increased 10% primarily attributable to continued expansion of the Company’s in house sales force, commissions on expanded product sales and increased advertising and depreciation expense due to increased rented/leased/no-cap units in the field.

The financial results for the nine months included net income from discontinued operations of $773,966, or $0.11 per fully diluted share – adjusted for taxes - related to the sale of the Company’s Laboratory and Forensic Safety Products Business.

For the nine months of fiscal year 2012, the Company reported a net loss of $(78,488), or $(0.01) per diluted share, compared to a net loss of $(2.1 million), or $(0.30) per diluted share, in the nine months of fiscal 2011.

Michael A. McManus Jr., President and Chief Executive Officer of Misonix, commented, “The results of the quarter clearly indicate that we are gaining traction in the execution of our strategic business plan. We are very pleased with the solid revenue growth in both our BoneScalpel and SonaStar products. We believe that the growing acceptance of these products in the operating room is directly related to the efficiency and the flexibility that these tools provide in the course of a surgical procedure. We are making steady progress in gaining adoption of our surgical devices on a global basis.”

“In that regard, we are particularly pleased,” continued Mr. McManus, “with the strong sales growth achieved in international markets this fiscal year. European sales are up 80% to $1.9 million; we have more than quadrupled sales in Asia to $1.1 million; sales in the Middle East are up 90% to $495,000; Canada/Mexico sales are up 82% to $346,000; South American sales are up 21% to $455,000; and Australian sales increased 69% to $165,000. Our internal sale force, as well as our international distributors, are doing a great job in expanding our markets. In addition, the fundamentals of the Company are strong. We have a solid balance sheet with upwards of $6 million in cash and equivalents and zero long term debt. While the refocused Misonix is in the early stages of operating as a pure play surgical devices provider, we are pleased with the measurable progress achieved toward becoming a profitable company on a consistent basis.”

Conference Call:

Michael A. McManus Jr., President and Chief Executive Officer, and Richard Zaremba, Senior Vice President and Chief Financial Officer, will host a conference call Wednesday, May 9, 2012 at 4:30 pm to discuss the Company’s third quarter results.

Shareholders and other interested parties may participate in the conference call by dialing 877 317 6789 (domestic) or 412 317 6789 (international), a few minutes before the start of the call. A simultaneous webcast will be available via Misonix’s website at www.misonix.com. The call will be archived on the Company's website for at least 30 days.

A recording of the live call will be available for three days at 877 344 7529 or 412 317 0088, confirmation #10013750.

About Misonix:

Misonix, Inc. designs, manufactures and markets therapeutic ultrasonic medical devices. Misonix’s therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $3 billion annually; Misonix’s proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company’s Web site at www.misonix.com.

With the exception of historical information contained in this press release, content herein may contain "forward looking statements" that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Investors are cautioned that forward looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships,  regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company's business lines, and other factors discussed in the Company's Annual Report on Form 10 K, subsequent Quarterly Reports on Form 10 Q and Current Reports on Form 8 K.  The Company disclaims any obligation to update its forward looking relationships.

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MISONIX, INC. And Subsidiaries
Consolidated Balance Sheets

	March 31, 2012	June 30, 2011
	Unaudited	Derived from audited
		financial statements
Assets
Current Assets:
Cash and cash equivalents	$5,931,028	$6,881,093
Accounts receivable, less allowance
for doubtful accounts of $140,739 and
$115,739, respectively	2,001,156	2,085,972
Inventories, net	4,580,023	3,130,207
Prepaid expenses and other current assets	375,657	374,472
Note receivable	204,523	210,000
Current assets of discontinued operations	85,218	857,095
Total current assets	13,177,605	13,538,839

Property, plant and equipment, net	946,159	969,336
Goodwill	1,701,094	1,701,094
Other assets	1,673,233	2,127,194
Assets of discontinued operations	-	21,859
Total assets	$17,498,091	$18,358,322

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,172,801	$1,110,694
Accrued expenses and other current liabilities	1,059,013	1,969,078
Liabilities of discontinued operations	61,827	225,864
Total current liabilities	2,293,641	3,305,636

Deferred income	128,201	161,360
Deferred lease liability	20,757	14,043
Total liabilities	2,442,599	3,481,039

Commitments and contingencies

Stockholders' equity:
Capital stock, $0.01 par value - shares authorized 20,000,000; 7,079,170
issued and 7,001,610 and 7,001,370 outstanding, respectively	70,792	70,792
Additional paid-in capital	26,043,226	25,787,960
Accumulated deficit	(10,647,533)	(10,569,045)
Treasury stock, 77,560 and 77,800 shares, respectively	(410,993)	(412,424)
Stockholders' equity	15,055,492	14,877,283
Total liabilities and stockholders' equity	$17,498,091	$18,358,322

MISONIX, INC. And Subsidiaries
Consolidated Statements of Operations
Unaudited

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
Net sales	$3,609,746	$3,152,771	$10,377,480	$8,607,595

Cost of goods sold	1,491,225	1,396,200	4,226,193	3,655,204

Gross profit	2,118,521	1,756,571	6,151,287	4,952,391

Selling expenses	1,245,782	972,174	3,620,079	2,700,381
General and administrative expenses	1,024,029	1,007,051	3,274,234	3,334,338
Research and development expenses	333,308	362,295	946,984	1,095,733
Total operating expenses	2,603,119	2,341,520	7,841,297	7,130,452

Loss from operations	(484,598)	(584,949)	(1,690,010)	(2,178,061)

Total other income	122,322	231,421	549,421	577,693

Loss from continuing operations before income taxes	(362,276)	(353,528)	(1,140,589)	(1,600,368)

Income tax (benefit) expense	(85,862)	4,000	(288,135)	46,100

Net loss from continuing operations	(276,414)	(357,528)	(852,454)	(1,646,468)

Discontinued operations:
Net loss from discontinued operations, net of tax benefit of $50,070,$0,$181,587 and $0, respectively	(163,243)	(173,950)	(369,424)	(439,022)
Net gain from sale of discontinued operations, net of tax expense of $29,756,$0,$562,024 and $0, respectively	225,032	-	1,143,390	-
Net income (loss) from discontinued operations	61,789	(173,950)	773,966	(439,022)
Net loss	($214,625)	($531,478)	($78,488)	($2,085,490)

Net loss per share from continuing operations-Basic	($0.04)	($0.05)	($0.12)	($0.24)
Net income (loss) per share from discontinued operations-Basic	0.01	(0.03)	0.11	(0.06)
Net loss per share-Basic	($0.03)	($0.08)	($0.01)	($0.30)

Net loss per share from continuing operations-Diluted	($0.04)	($0.05)	($0.12)	($0.24)
Net income (loss) per share from discontinued operations-Diluted	0.01	(0.03)	0.11	(0.06)
Net loss per share-Diluted	($0.03)	($0.08)	($0.01)	($0.30)

Weighted average common shares-basic	7,001,404	7,001,370	7,001,381	7,001,370

Weighted average common shares-diluted	7,001,404	7,001,370	7,001,381	7,001,370